CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 7 to the Registration Statement (Form N-1A, No. 33-47859) and related No-Load Class and Advisor Class A and Advisor Class B Prospectuses of SAFECO Managed Bond Trust*.

We also consent to the incorporation by reference therein of our report dated January 31, 1997 with respect to the financial statements of SAFECO Managed Bond Trust as of and for the year ended December 31, 1996 included in its 1996 Annual Report filed with the Securities and Exchange Commission.


/S/ ERNST & YOUNG LLP
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Seattle, Washington
April 29, 1997